UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A

                 Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_|   Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Section 240.14a-12

                    THE ST. PAUL TRAVELERS COMPANIES, INC.
------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
|X| No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies: |_|

     (2) Aggregate number of securities to which transaction applies: |_|

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): |_|

     (4) Proposed maximum aggregate value of transaction: |_|

     (5) Total fee paid: |_|

|_|  Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

[ST. PAUL TRAVELERS LOGO]

385 Washington Street
St. Paul, MN  55102-1396
651-310-7911 TEL
www.stpaultravelers.com




                                                            April 25, 2005



Dear Shareholder:

This letter is to inform you that the table on page 24 of the Proxy Statement for the May 3, 2005 Annual Meeting of the Shareholders of The St. Paul Travelers Companies, Inc. incorrectly reported the percentages of options granted to the five named executives, relative to the total options granted to all employees in 2004.

The table entitled "Option Grants in 2004" should have been reported as follows:

                                               OPTION GRANTS IN 2004

                                                 Individual Grants
---------------------------------------------------------------------------------------------------------------
                                                   % of Total
                                                     Options
                       Securities Underlying       Granted to       Exercise or                    Grant Date
                              Options              Employees         Base Price    Expiration    Present Value
         Name           Granted (Number)(1)         in 2004          ($/Share)        Date          ($)(2)
--------------------- ---------------------- --------------------- ------------ --------------- ---------------
                        Initial     Reload    Initial     Reload


J.S. Fishman              500,000      --     10.20%          --       $42.88        2/2/2014       $6,726,998
R. I. Lipp                     --      --         --          --           --              --               --
T.M. Miller               100,000      --      2.04%          --       $42.88        2/2/2014       $1,345,400
J. S. Benet                64,096      --      1.31%          --       $42.55       4/27/2014       $  877,543
                               --      36         --      0.001%       $40.87       11/2/2008       $      216
W. H. Heyman              100,000      --      2.04%          --       $42.88        2/2/2014       $1,345,400
------------------

(1) The stock options granted to Messrs. Fishman, Miller and Heyman were granted on February 2, 2004, and vest in 25% consecutive annual increments beginning one year from the date of grant. The initial options granted to Mr. Benet were granted on April 27, 2004, and vest 50% after two years from the date of grant and 25% on each of the third and fourth anniversaries of the grant date. The options granted to Messrs. Fishman, Miller and Heyman will become immediately vested and exercisable in full upon a Change of Control (as defined in the 1994 St. Paul Stock Plan described above); however, the Merger did not constitute a Change of Control for purposes of this option grant.

(2) The "grant date present value" numbers in the table were derived by application of a variation of the Black-Scholes option pricing model. The following assumptions were used in employing the model.

         - Stock price volatility was calculated using the average historical volatility of the common stock of an industry peer group over the estimated option life based on the mid-month of the option grant.
         - The risk-free interest rate for each option grant was the interpolated market yield for the mid-month of the option grant on a Treasury bill with a term identical to the subject estimated option life, as reported by the Federal Reserve.
         - The dividend yield was based upon the Company's 2004 annual dividend rate which was assumed to be constant over the life of the option.
         - For initial options, which vest over a four year period, exercise was assumed to occur approximately five to seven years after the date of grant, based on the assumption that exercise would occur evenly throughout the period between the vesting date and the expiration date.
         - For the reload option granted to Mr. Benet, which vests six months after the date of grant, exercise was assumed to occur approximately one to three years after the grant date, based on the assumption that exercise would occur evenly throughout the period between the vesting date and expiration date.



                                                  Sincerely,

                                                  /s/ Bruce A. Backberg

                                                  Bruce A. Backberg
                                                  Senior Vice President &
                                                   Corporate Secretary